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Exhibit 4.02
------------

Form of Bridge Note issued October 13, 2004, by the Company.


         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                         SENIOR SECURED CONVERTIBLE NOTE
                         -------------------------------


October 13, 2004                                                   $__________


                                   BACKGROUND

This senior secured convertible note ("Note") is being issued in connection with the issuance by WARP TECHNOLOGY HOLDINGS, INC., a Nevada corporation ("Maker"), of an aggregate of up to Five Million ($5,000,000) Dollars of senior secured convertible notes on the same terms as this Note, other than for issuance date (collectively, the "Series 1 Bridge Notes" or "Bridge Notes"). The persons or entities to which the Series I Bridge Notes have been or will be issued are collectively referred to herein as the "Bridge Holders." The Bridge Notes are being issued in connection with the delivery of a non-refundable purchase price deposit to the seller relating to the proposed acquisition of Gupta Technologies, LLC (the "Gupta Acquisition")by Maker pursuant to that certain Membership Interest Purchase Agreement (as amended by the Extension (defined below) and as may be further extended, the "Purchase Agreement") made and entered into as of September 2, 2004, by and between ISIS Capital Management, LLC ("ISIS") and Gupta Holdings, LLC (the "Seller"). The Purchase Agreement was amended by that certain Extension Agreement (the "Extension"), by and between ISIS and the Seller, dated as of September 27, 2004. The Purchase Agreement may be further extended after the date hereof. The Purchase Agreement will be formally assigned by ISIS and assumed by Maker prior to, substantially contemporaneously with, or shortly after the date hereof..

It is presently anticipated that Holder will fund the Gupta Acquisition and costs related thereto by issuing up to Thirteen Million ($13,000,000.00) Dollars in aggregate principal amount of senior convertible preferred stock (the "Senior Equity") and up to Twelve Million ($12,000,000.00) Dollars in aggregate principal amount of senior debt (the "Senior Debt"). It is also presently anticipated that Holder will negotiate the terms of the Senior Debt and the Senior Equity with a lead equity investor ("Equity Lead") and a lead debt investor ("Debt Lead").

*****************************************************************************

Maker hereby promises to pay to ____________________ (together with its successors and assigns, the "Holder") under the terms of this Note the sum of ______________________ ($__________) (the "Principal") and all accrued and unpaid interest thereon on the earlier of (x) the date on which the obligations hereunder are accelerated as provided hereunder or (y) the fifth (5th) anniversary of the date hereof (in either such case, the "Maturity Date"). Interest on the Principal shall accrue at the rate of 12% per annum, calculated for the actual number of days the Principal is outstanding and interest is accrued and unpaid based on a 360-day year, in accordance with the terms hereof. Such payments shall be made quarterly on the first day of each of January, April, July and October while the Principal is outstanding and on the Maturity Date, in lawful money of the United States of America at such address as Holder shall hereafter give to Maker by written notice made in accordance with the provisions hereof.

         The following terms apply to this Note:


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                                    ARTICLE I
                                   PREPAYMENT

1.1      This Note may be prepaid  at any time.


                                   ARTICLE II
                            CONVERSION; ACCELERATION

         2.1 Mandatory Conversion. Contemporaneously with the closing of the Purchase Agreement, this Note shall be automatically converted into i) Senior Equity and/or Senior Debt in the form of instruments having substantially identical terms as the instruments issued by Maker to the Equity Lead and the Debt Lead (other than for provisions specifically applicable only to the Equity Lead and/or the Debt Lead based upon their role as lead investors, including, but not limited to, closing fees, reimbursement of counsel and other expenses, etc.); or ii) the Company's Series B-2 Convertible Preferred Stock ("B-2 Stock") and related Series B-2 Warrants ("B-2 Warrants") (collectively, the "B-2 Securities"). "). If the Holder elects to convert this Note into B-2 Securities, the Holder will receive that number of shares of B-2 Stock equivalent to (i) the amount of the principal hereunder plus any accrued but unpaid interest, divided by (ii) $1,000. In addition, the Holder electing to receive B-2 Securities will receive a B-2 Warrant to acquire the same number of shares of Series B-2 Stock at an exercise price of $1,000 per share. All other terms of the B-2 Securities will be the same as those agreed to by Maker in the August 4, 2004 sale of B-2 Securities. If Holder elects not to convert this Note into B-2 Securities, the combination of Senior Debt and/or Senior Equity into which this Note shall convert shall be determined by Maker, in its sole discretion, taking into account i) the desires of the Holder, and ii) limitations and/or restrictions which may be imposed by the Equity Lead and/or the Debt Lead on the aggregate amount of Senior Debt and/or Senior Equity to be issued. Available Senior Equity and Senior Debt will be allocated among all Bridge Holders as equitably as possible. As of the date of such conversion all Principal and accrued but unpaid interest hereunder shall be converted.


         2.2 Optional Conversion. In the event that the closing of the Purchase Agreement does not occur by the then applicable "Closing Date" (as defined in the Purchase Agreement) as it may be hereafter extended ("Drop Date"), Holder shall have the right at any time thereafter, at its sole option, to convert this
Note into i) any existing class of equity security of Maker, to the extent the Company has authorized but unissued securities available for issuance, or ii) any other instrument or instruments issued by the Company in connection with any later capital raising activities of the Company. At the present time, the Closing Date under the Purchase Agreement is October 15, 2004. Assuming payment to the seller under the Purchase Agreement of a $2 million deposit by October 15, 2004, the Closing Date will then be November 1, 2004. Any such conversion hereunder, shall be upon substantially the same terms as those pursuant to which such securities were originally sold by the Maker. If the Holder elects to convert under this section, the Holder will receive that number of shares and/or other securities equivalent to the number of shares and/or securities which the Holder would have received if Holder had invested an amount equal to the principal plus accrued but unpaid interest hereunder into such securities in such sale. Notwithstanding the foregoing, in the event the Holder converts into common stock under this section, the Holder will receive that number of shares of common stock equal to (i) the amount the principal plus any accrued but unpaid interest, divided by (ii) the average of the closing bid and ask prices for the ten trading days preceding such conversion.


         2.3 Acceleration. In the event that closing of the Purchase Agreement does not occur by the Drop Date, the Holder may elect to accelerate all amounts due under this Note.

                                   ARTICLE III
                            RESTRICTIONS ON TRANSFER

         3.1 Restrictions on Transfer. This Note has been issued by Maker pursuant to an exemption from registration under the Securities Act of 1933 (the "Act"). No securities issuable upon conversion of this Note may be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) Maker shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to Maker) to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate for such securities issuable upon conversion of the Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing such securities or shares of Common Stock convertible therefrom, Maker shall remove the foregoing legend from the certificate or issue to such Holder a new certificate therefor free of any transfer legend, if (i) with such request, Maker shall have received an opinion of counsel, reasonably satisfactory to Maker in form, substance and scope, to the effect that any such legend may be removed from such certificate or (ii) a registration statement under the Act covering such securities is in effect.

                                   ARTICLE IV
                      SECURITY; RESTRICTION ON INDEBTEDNESS

         4.1 Grant of Security. As collateral security for the repayment of the obligations of the Maker represented by the Bridge Notes, Maker hereby assigns and pledges to the holders of the Bridge Notes for their ratable benefit and hereby grants to the holders of the Bridge Notes for their ratable benefit a first priority security interest in, a general lien upon and/or right of setoff of all of Maker's right, title and interest in and to all of its assets and properties (the "Collateral"), including the following:

(a) All equipment (as such term is defined under the Uniform Commercial Code, as adopted in the State of Nevada in all of its forms, wherever located, now or hereafter existing, and all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the "Equipment");

(b) All inventory (as such term is defined under the Uniform Commercial Code, as adopted in the State of Nevada) in all of its forms, wherever located, now or hereafter existing (including, but not limited to (i) raw materials and work in process inventory, finished goods inventory, and materials used or consumed in the manufacture or production thereof, (ii) goods in which the Maker has an interest in mass or a joint or other interest or right of any kind and (iii) goods which are returned to or repossessed by the Maker), and all accessions thereto and products thereof (any and all such inventory, accessions and products being the "Inventory");

(c) All accounts, contract rights, chattel paper, instruments, general intangibles, deposit accounts and other obligations of any kind now or hereafter existing, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services including, and all rights now or hereafter existing in and to all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, instruments, general intangibles or obligations (any and all such accounts, contract rights, chattel paper, instruments, general intangibles and obligations being the "Receivables," and any and all such leases, security agreements and other contracts being the "Related Contracts") but excluding all Receivables and Related Contracts the assignment of which would result in a default or require, or cause, a forfeiture or permit a revocation of material rights under the terms of such Receivables or Related Contracts;

(d) (i) all United States or other patents and applications for patents and all licenses thereof (collectively, the "Patents");

(ii) all United States or other trademarks, service marks, trade names, logos, registrations and applications for trademarks and service marks, filed and unfiled, together with the goodwill of the business connected with the use of, and symbolized by, all such trademarks, service marks, trade names, logos, registrations and applications and all licenses to any Maker of United States or other trademarks and service marks (collectively, the "Trademarks");

(iii) all United States or other copyrights, registered and unregistered, published and unpublished, under or pursuant to the domestic law of all countries and any applicable convention or treaty, including all rights of reproduction, publication, modification, derivation and the like owned or used by any Maker (collectively, the "Copyrights");

(iv) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of the items referred to in the preceding clauses (i),
(ii) and (iii);

(v) all other agreements granted to the Maker with respect to any of the items referred to in the preceding clauses (i), (ii), (iii) and (iv);

(vi) the right to sue for past, present and future infringements and dilution of the foregoing; and

(vii) all fights corresponding to all of the foregoing throughout the world, including utility models, utility patents, patents of addition, confirmation patents, registration patents, petty patents, registered designs, and all priority and convention fights in connection with any of the foregoing;

(e) all inventions, processes, production methods, proprietary information, know-how and trade secrets used or useful in the business of the Maker, all rights in and to any improvements or modifications thereof, and all licenses, sublicenses or other agreements granted to the Maker with respect to any of the foregoing, in each case whether now or hereafter owned, used, or granted, by any party; all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogues, computer and automatic machinery software and programs, and the like pertaining to present or future operations by the Maker in, on or about any of its plants, facilities or warehouses all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured on or about any of its plants or facilities; and all accounting information pertaining to operations in, on or about any of its plants or facilities and all media in which or on which is now or hereafter recorded or stored any of the foregoing information, knowledge, records or data and all computer programs used for the compilation or printout of such information, knowledge, records or data;

(f) all licenses and sublicenses given, granted or conveyed to or by the Maker in the items set forth in 4.1(d) and 4.1(e) above, to the full extent of and subject to the Maker' rights therein (collectively, the "Licenses");

(g) all software programs, including, without limitation, all computer programming code (the "Software Code") which shall include the machine-readable form of the Software Code and the human-readable form of the Software Code, all comments and all procedural code (collectively, the "Software Programs"); all technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of the Software Code or the Software Programs and program documentation and materials (the "Technical Documentation"); and

(h) all products and proceeds of any and all of the foregoing (including, without limitation, proceeds which constitute property of the types described in clauses (a)-(g) of this Section 4.1 and proceeds of infringement suits) and, to the extent not otherwise included, all (i) payments under insurance (whether or not the holders of the Bridge Notes are the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (ii) license royalties and (iii) cash.

         4.2. Security for Obligations. This grant of the security interest described in 4.1 secures the payment of all obligations (whether matured or unmatured) of the Maker now or hereafter existing under the Bridge Notes, whether for principal, interest, fees, expenses or otherwise (all such obligations being the "Obligations") including, but not limited to, the payment of all amounts which constitute part of the Obligations and would be owed by a Maker to the Bridge Holders or any of them, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Maker.


         4.3 Filings to Perfect Security Interest. Maker and the Holder, as well as all of the other Bridge Holders, agree that Maker will not be required hereunder to undertake any formal filings regarding the security interest granted to the Bridge Holders in connection with the Bridge Notes until the earlier to occur of i) the termination of the Purchase Agreement; or ii) the Drop Date.


         4.4 Restrictions on Indebtedness. Maker covenants that it will not incur, create, assume or guaranty any Indebtedness (as defined herein) without the consent of the Bridge Holders owning a majority of the then outstanding principal amount of Bridge Notes , other than (a) Indebtedness of the Company and guarantees by the Company of Indebtedness incurred by Subsidiaries of the Company existing on the date hereof and renewals, replacements and refinancing thereof that do not increase the aggregate amount of Indebtedness of the Company and its Subsidiaries (as defined herein) taken as a whole; and (b) Indebtedness of a Subsidiary owing to the Company or to another Subsidiary.

         "Indebtedness" means (i) any liability for borrowed money, (ii) any liability evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade accounts payable incurred in the ordinary course of business); (iii) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (iv) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

         "Subsidiary" means any interest in any corporation, limited liability company, partnership, trust, joint venture, association or business entity of which the Company presently owns or controls, directly or indirectly.

                                    ARTICLE V
                 EVENTS OF DEFAULT; REMEDIES; CHANGE OF CONTROL;
                               WARRANT OF ATTORNEY

         5.1 Events of Default. Each of the following shall be an "Event of Default" hereunder: (a) the nonpayment when due of any amount payable under this
Note including any amendment, refinancing, renewal, substitution, extension and/or modification thereof (hereinafter collectively referred to as the "Obligations"); (b) the occurrence of any breach, default, violation or event of default (howsoever defined) under the this Note or any other note, or any other agreement, instrument or document issued in connection with or arising out of any of the Obligations (the "Loan Documents"); (c) the Company or any Subsidiary is in default in the payment or other performance of any Indebtedness; (d) if Maker becomes insolvent or makes an assignment for the benefit of creditors, or if any petition is filed by or against Maker under any provision of any state or federal law alleging that Maker is insolvent or unable to pay debts as they mature or under any provision of the United States Bankruptcy Code; (e) the entry of any judgment against Maker which remains unsatisfied for thirty (30) days or the enforcement of the same remains unstayed or the issuing of any attachment, levy or garnishment against any property of Maker; or (f) the occurrence of any substantial change in the financial condition of Maker which, in the sole, reasonable judgment of the Holder, is materially adverse.

         5.2 Holder's Rights Upon Default. Upon the occurrence of any Event of Default and without the necessity of giving any prior written notice to Maker, Holder may do any one or all of the following: (a) accelerate the maturity of this Note and all amounts payable hereunder and demand immediate payment thereof; (b) exercise all of the rights, benefits, privileges and remedies of a secured party under the Nevada Uniform Commercial Code (or under the laws of any other applicable jurisdiction) and all of Holder's rights and remedies under any of the Loan Documents; and (c) pursuant to the Warrant of Attorney contained herein, confess judgment against Maker.

         5.3 Change of Control. Upon the occurrence of any merger, consolidation, recapitalization or other corporate reorganization or combination involving Maker, any transaction or series of related transactions in which any person (or group of affiliated or related persons) shall have acquired beneficial ownership of more than 50% of the Common Stock of Maker (assuming all rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of Common Stock have been fully exercised or converted) or any sale of all or substantially all of the assets of Maker, then, in any such case, all of the obligations under this Note shall become immediately due and payable.

         5.4 Application of Funds. All sums realized by Holder on account of this Note, from whatever source received, shall be applied first to accrued and unpaid interest hereunder, and then to the principal balance of this Note. Maker waives and releases any right to require Holder to collect any of the Obligations from any other collateral under any theory of marshaling of assets or otherwise, and specifically authorizes Holder to apply any collateral in which Maker has any right, title or interest against any of the Obligation in any manner that Holder may determine.

         5.5 Warrant of Attorney to Confess Judgment. Maker hereby irrevocably authorizes and empowers any attorney or any clerk of any court of record, to appear for and CONFESS JUDGMENT against Maker, (a) for such sums as are due and/or may become due on the Obligations, and/or (b) in any action of replevin instituted by Holder to obtain possession of any collateral securing this Note or securing any of the Obligations, in either case with or without declaration, with costs of suit, without stay of execution and with an amount, for lien priority purposes, equal to fifteen percent (15%) of the amount of such judgment, but not less than Five Thousand ($5,000.00) Dollars added for attorneys' collection fees, with the actual amount of attorneys' fees to be governed by the provisions set forth below. To the extent permitted by law,
Maker: (a) waives and releases all relief from all appraisement, stay, exemption or appeal laws of any state now in force or hereafter enacted; and (b) releases all procedural errors in such proceedings. If a copy of this Note, verified by affidavit by or on behalf of Holder shall have been filed in such action, it shall not be necessary to file the original Note as a Warrant of Attorney. The authority and power to appear for and confess judgment against Maker shall not be exhausted by the initial exercise thereof, and the same may be exercised, from time to time, as often as Holder shall deem necessary and desirable, and this Note shall be a sufficient Warrant therefor. Holder may confess one or more judgments in the same or different jurisdictions for all or part of the Obligations, without regard to whether judgment has theretofore been entered on more than one occasion for the same Obligations. In the event any judgment entered against Maker hereunder is stricken or opened upon application by or on Maker's behalf for any reason whatsoever, Holder is hereby authorized and empowered to again appear for and confess judgment against Maker for any part or all of the Obligations; subject, however, to the limitation that such subsequent entry or entries of judgment by Holder following any proceeding to open or strike may only be done to cure any errors or defects in such prior proceedings, and only to the extent that such errors or defects are subject to cure in such later proceedings.

         5.6 Attorneys' Fees and Costs. In the event that Holder engages an attorney to represent it in connection with (a) any default, violation or event of default (howsoever defined) by Maker under any of the Loan Documents issued in connection with or arising out of the Obligations, (b) the enforcement of any of Holder's rights and remedies under any of the Loan Documents, or the negotiation and preparation of any amendment to any of the Loan Documents (c) any potential and/or actual bankruptcy or other insolvency proceedings commenced by or against Maker and/or (d) any actual litigation arising out of or related to any of the foregoing, the Loan Documents or any of the Obligations, then Maker shall be liable to and shall reimburse Holder on demand for all reasonable attorneys' fees, costs and expenses incurred by the Holder in connection with any of the foregoing. Maker shall also be liable and shall also reimburse Holder on demand for all other reasonable costs and expenses (including reasonable attorneys' fees) incurred by Holder in connection with the collection, preservation and/or liquidation of any collateral security for any of the Obligations and/or in the enforcement of the Obligations.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 Choice of Law. Maker agrees to the exclusive jurisdiction of the federal and state courts located in Nevada, without regard to principles of conflicts of laws, in connection with any matter arising hereunder, including the collection and enforcement hereof, except as the Holder may otherwise elect. This Note has been delivered to and accepted by holder in and shall be governed by the laws of the State of Nevada.

         6.2 Waiver of Right to Jury Trial. Maker hereby knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Note or any course of conduct, course of dealing, statements (whether verbal or written) or actions of holder.

         6.3 Failure or Indulgency Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         6.4 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic and facsimile communications with confirmation of receipt) and mailed, telegraphed or delivered to each applicable party at the address as to which such party may inform the other parties in writing.

         6.5 Amendment Provision. This Note and any provision hereof may be amended only by an instrument in writing signed by Maker and Holder.

         6.6 Assignability. This Note shall be binding upon Maker and its successors and assigns and shall to be the benefit of Holder and its successors and assigns.

         6.7 Replacement of Note. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to Maker, or, in the case of any such mutilation, upon surrender and cancellation of this Note, Maker, at its expense, will execute and deliver, in lieu thereof, a new Note of like tenor.

         6.8 Investment Purpose. The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or any securities issued upon conversion thereof except under circumstances that will not result in a violation of the Act or any applicable state securities laws or similar laws relating to the sale of securities.

         6.9 Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the date first written above.


                                    WARP TECHNOLOGY HOLDINGS, INC.


                                             By: /s/ Ron Bienvenu
                                                -------------------------------
                                                Name: Ron Bienvenu
                                                Title: Chief Executive Officer